UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 2, 2006

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

12220 El Camino Real, Suite 410, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 704-5010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On July 27, 2006, in connection with their election to our Board of Directors, see Item 7.01 below, we entered into agreements with each of Kenneth Druck and Stephen Sharpe to pay them $18,000 per year plus all expenses for attendance at Board meetings. In connection with their election to the Board, our Board of Directors approved and granted each of Mr. Druck and Mr. Sharpe a stock option to purchase 400,000 shares of our common stock at an exercise price of $1.11 per share with a ten year term and otherwise subject to our employee stock option plan. The shares subject to the options vest and become exercisable over one year at the rate of 1/12 per month.

On July 27, 2006, our Board of Directors also approved the repricing of an option previously granted to William Greene, our Chief Financial Officer, from $1.75 to $1.11 exercise price per share. The vesting terms remain unchanged, with a ten-year term, vesting monthly on a pro rata basis over a three-year period, and otherwise subject to our employee stock option plan. If Mr. Greene is terminated without cause or as a result of a change in control, then all outstanding options become vested immediately.

Item 7.01  Regulation FD Disclosure

On July 27, 2006, we elected two new directors, Kenneth Druck, Ph.D. and Stephen Sharpe, to our Board of Directors replacing former directors Jamie Schloss and Barry Nussbaum. The information set forth in Item 1.01 regarding the appointments of Mr. Druck and Mr. Sharpe above is incorporated herein by reference. Mr. Druck and Mr. Sharpe have not yet been named to any committees of the Board of Directors. The press release announcing the elections of Mr. Druck and Mr. Sharpe and the re-elections to the Board of Directors of David Perez, Chet Idziszek, and Daniel Schreiber is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

        (c)      Exhibits
        99.1         Press Release, dated  August 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation

Date: August 2, 2006	By:	/s/ William Greene
William Greene, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.  Description

99.1   Press Release, dated August 1, 2006